August 2020

Pricing Supplement filed pursuant to Rule 424(b)(2) dated August 28, 2020 / Registration Statement No. 333-239610
STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

$3,113,000 Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (March 3, 2023) is based on the performance of the worst performing of the Financials Select Sector Index and the EURO STOXX® Banks Index as measured from the pricing date (August 28, 2020) to and including the valuation date (February 28, 2023).

If the final index value of each underlying index (its index closing value on the valuation date) is greater than its initial index value (311.86 with respect to the Financials Select Sector Index and 63.96 with respect to the EURO STOXX® Banks Index), the return on your PLUS will be positive and equal to the product of the leverage factor of 130% multiplied by the worst performing index return (the percentage increase in the final index value of the worst performing underlying index from its initial index value). If the final index value of any underlying index is less than or equal to its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, you will receive the principal amount of your PLUS. However, if the final index value of any underlying index is less than 85% of its initial index value, you will lose 1% for every 1% decline of the worst performing underlying index beyond the buffer amount of 15%, subject to the minimum payment at maturity of 15% of the stated principal amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final index value of each underlying index is greater than its initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.30 times (c) the worst performing index return; or

•

if the final index value of any underlying index is less than or equal to its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, $10; or

•

if the final index value of any underlying index is less than 85% of its initial index value, (i) the product of (a) $10 times (b) the worst of the index performance factors (with respect to each underlying index, the quotient of (a) its final index value divided by (b) its initial index value) plus (ii) $1.50. Under these circumstances, you will lose some or a significant portion of your investment.

The PLUS are for investors who seek the potential to earn 130% of any positive return of the worst performing underlying index, are willing to forgo interest payments and are willing to risk losing up to 85% of their investment if the final index value of any underlying index has declined from its initial index value by more than the buffer amount.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.47 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	September 3, 2020	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($98,837.75 in total)*	Net proceeds to the issuer:	96.825% ($3,014,162.25 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 35 dated August 28, 2020

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.47 per $10 principal amount, which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $0.53 per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through November 25, 2021, as described below). On and after November 26, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models

With respect to the $0.53 initial additional amount:

•   $0.23 will decline to zero on a straight-line basis from the time of pricing through November 25, 2021; and

•   $0.30 will decline to zero on a straight-line basis from September 28, 2020 through October 11, 2020.

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 8,671 dated July 1, 2020

●    Prospectus supplement dated July 1, 2020

●    Prospectus dated July 1, 2020

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,671 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,671 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing value”, “index closing value” or “ETF closing price”, as applicable.

August 2020

GS Finance Corp.

$3,113,000 Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (March 3, 2023) is based on the performance of the worst performing of the Financials Select Sector Index and the EURO STOXX® Banks Index as measured from the pricing date (August 28, 2020) to and including the valuation date (February 28, 2023).

If the final index value of each underlying index (its index closing value on the valuation date) is greater than its initial index value (311.86 with respect to the Financials Select Sector Index and 63.96 with respect to the EURO STOXX® Banks Index), the return on your PLUS will be positive and equal to the product of the leverage factor of 130% multiplied by the worst performing index return (the percentage increase in the final index value of the worst performing underlying index from its initial index value). If the final index value of any underlying index is less than or equal to its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, you will receive the principal amount of your PLUS. However, if the final index value of any underlying index is less than 85% of its initial index value, you will lose 1% for every 1% decline of the worst performing underlying index beyond the buffer amount of 15%, subject to the minimum payment at maturity of 15% of the stated principal amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final index value of each underlying index is greater than its initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 1.30 times (c) the worst performing index return; or

•

if the final index value of any underlying index is less than or equal to its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, $10; or

•

if the final index value of any underlying index is less than 85% of its initial index value, (i) the product of (a) $10 times (b) the worst of the index performance factors (with respect to each underlying index, the quotient of (a) its final index value divided by (b) its initial index value) plus (ii) $1.50. Under these circumstances, you will lose some or a significant portion of your investment.

The PLUS are for investors who seek the potential to earn 130% of any positive return of the worst performing underlying index, are willing to forgo interest payments and are willing to risk losing up to 85% of their investment if the final index value of any underlying index has declined from its initial index value by more than the buffer amount.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$3,113,000
Underlying indexes:	Financials Select Sector Index (Bloomberg Symbol “IXM Index”) and EURO STOXX® Banks Index (Bloomberg Symbol “SX7E Index”)
Pricing date:	August 28, 2020
Original issue date:	September 3, 2020
Valuation date:	February 28, 2023, subject to postponement
Stated maturity date:	March 3, 2023
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value:	approximately $9.46 per PLUS
Payment at maturity:

if the final index value of each underlying index is greater than its initial index value, $10 + the leveraged upside payment

If the final index value of any underlying index is equal to or less than its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, $10

If the final index value of any underlying index is less than 85% of its initial index value, (i) the product of $10 x the worst performing index performance factor plus (ii) $1.50

This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.50 per PLUS at maturity.

August 2020

Leveraged upside payment:	$10 x leverage factor x worst performing index return
Leverage factor:	130%
Minimum payment at maturity:	$1.50 per PLUS (15.00% of the stated principal amount)
Index return:	with respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	the underlying index with the lowest index return
Worst performing index return:	the index return of the worst performing underlying index
Initial index value:

311.86 with respect the Financials Select Sector Index and 63.96 with respect to the EURO STOXX® Banks Index, which in each case is equal to the index closing value of such underlying index on the pricing date

Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date
Index performance factor:	with respect to each underlying index, the final index value / initial index value
Worst performing index performance factor:	the index performance factor of the worst performing underlying index
Buffer amount:	15.00%
CUSIP / ISIN:	36259L428 / US36259L4288
Listing:	the PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 1, 2020, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 1, 2020, for Medium-Term Notes, Series F, and references to the “accompanying general terms supplement no. 8,671” mean the accompanying general terms supplement no. 8,671, dated July 1, 2020, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 (the “PLUS”) can be used:

•	As an alternative to direct exposure to the underlying indexes that enhances returns if the final index value of the worst performing underlying index is greater than its initial index value
•	To potentially obtain leveraged upside exposure to the worst performing underlying index
•	To provide a buffer against a 15.00% negative performance of the worst performing underlying index from its initial index value to its final index value

However, you will not receive dividends on the stocks comprising the underlying indexes (the “underlying index stocks”) or any interest payments on your PLUS.

If the final index value of any underlying index is less than its initial index value by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the worst performing underlying index beyond the buffer amount, subject to the minimum payment at maturity of $1.50 per PLUS.

Maturity:	Approximately 2.5 years
Payment at maturity:

•If the final index value of each underlying index is greater than its initial index value,

$10 + the leveraged upside payment.

•If the final index value of any underlying index is less than or equal to its initial index value, but the final index value of each underlying index is greater than or equal to 85% of its initial index value, $10.

•If the final index value of any underlying index is less than its initial index value and has decreased from the initial index value by an amount greater than the buffer amount, (i) the product of $10 × the worst performing index performance factor plus (ii) $1.50. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.50 per PLUS at maturity.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Leverage factor:	130% (applicable only if the final index value of each underlying index is greater than its initial index value)
Leveraged upside payment:	$10 x leverage factor x worst performing index return
Index return:	with respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing index return:	the index return of the worst performing underlying index
Index performance factor:	with respect to each underlying index, the final index value / initial index value
Worst performing index performance factor:	the index performance factor of the worst performing underlying index
Buffer amount:	15.00%
Minimum payment at maturity:	$1.50 per PLUS (15.00% of the stated principal amount)
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Limited Events of Default

The only events of default for the PLUS are (i) payment defaults that continue for a 30 day-grace period and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the PLUS will result in an event of default for the PLUS or permit the trustee or holders to accelerate the maturity of the PLUS - that is, they will not be entitled to declare the face or principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued Under the 2008 GSFC Indenture” in the accompanying prospectus for further details.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a positive return of the worst performing underlying index. At maturity, if the worst performing underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment.  If the worst performing underlying index has not appreciated in value or has depreciated in value, but its final index value has not declined from its initial index value by more than the buffer amount of 15.00%, investors will receive the stated principal amount of their investment. However, if the worst performing underlying index has depreciated in value by more than the buffer amount of 15.00%, investors will lose 1.00% for every 1.00% decline in its index value beyond the buffer amount from the pricing date to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose up to 85.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the worst performing underlying index. However, you will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Upside Scenario

Each underlying index increases in value. In this case, you will receive a full return of principal as well as 130% of the increase in the value of the worst performing underlying index. For example, if the final index value of each underlying index is greater than its initial index value and the final index value of the worst performing underlying index is 2.00% greater than its initial index value, the PLUS will provide a return of 2.60% at maturity.

Par Scenario

The final index value of any underlying index is equal to or less than its initial index value but the final index value of the worst performing underlying index has not declined by more than the buffer amount of 15.00%. In this case, you will receive the stated principal amount of $10 at maturity even if the worst performing underlying index has depreciated by up to 15.00%.

Downside Scenario

Any underlying index declines in value by more than the buffer amount of 15.00%. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the worst performing underlying index from its initial index value, plus the buffer amount of 15.00%. For example, if the final index value of the worst performing underlying index is 25.00% less than its initial index value, the PLUS will provide at maturity a loss of 10.00% of principal. In this case, you will receive $9.00 per PLUS, or 90% of the stated principal amount. The minimum payment at maturity is equal to $1.50 per PLUS.

 How the PLUS Work

▪

Upside Scenario. If the final index value of each underlying index is greater than its initial index value, the investor will receive the $10 stated principal amount plus 130% of the appreciation of the worst performing underlying index from the pricing date to the valuation date of the PLUS.

	▪	If each underlying index increases in value and the worst performing underlying index appreciates 2.00%, the investor will receive a 2.60% return, or $10.26 per PLUS.
▪

Par Scenario. If the final index value of any underlying index is less than or equal to its initial index value, but the final index value of the worst performing underlying index has decreased from its initial index value by an amount less than or equal to the buffer amount of 15.00%, the investor will receive the stated principal amount of $10 per PLUS.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

	▪	If the worst performing underlying index depreciates 5.00%, the investor will receive the $10 stated principal amount per PLUS.
▪

Downside Scenario. If the final index value of any underlying index is less than its initial index value and the final index value of the worst performing underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15.00%, the investor will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the worst performing underlying index from its initial index value, plus the buffer amount of 15.00%. The minimum payment at maturity is $1.50 per PLUS.

      If the worst performing underlying index depreciates 25.00%, the investor would lose 10.00% of the investor’s principal and receive only $9.00 per PLUS at maturity, or 90.00% of the stated principal amount.

Hypothetical Examples

The below examples are based on the following terms:

Initial index values:	311.86 with respect to the Financials Select Sector Index and 63.96 with respect to the EURO STOXX® Banks Index
Leverage factor:	130%
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS

Example 1: The final index value of each underlying index is greater than its initial index value.

Final index value	Financials Select Sector Index: 498.98 EURO STOXX® Banks Index: 67.16

Index return	Financials Select Sector Index: (498.98 –311.86)/ 311.86 = 60% EURO STOXX® Banks Index: (67.16 – 63.96)/ 63.96 = 5%
Payment at maturity	$10 + ($10 × leverage factor × index return of the worst performing index)
=	$10 + ($10 × 130% × 5%)
=	$10.65

In example 1, the final index value of each underlying index is greater than its initial index value. Since the index return of the EURO STOXX® Banks Index is less than the index return of the Financials Select Sector Index, the EURO STOXX® Bank Index is the worst performing underlying index.  Since the worst performing index return is 5%, at maturity investors receive $10.65 per Buffered PLUS.

Example 2: The final index value of each underlying index is less than its initial index value but not by more than the buffer amount.

Final index value	Financials Select Sector Index: 296.27 EURO STOXX® Banks Index: 57.56

Index return	Financials Select Sector Index: (296.27–311.86)/ 311.86 = -5% EURO STOXX® Banks Index: (57.56 – 63.96)/ 63.96 = -10%
Payment at maturity	$10

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

In example 2, the final index value of each of the Financials Select Sector Index and the EURO STOXX® Banks Index is less than its initial index value but not by more than the buffer amount.  Since the decline in each underlying index is less than the buffer amount, at maturity investors receive $10 per Buffered PLUS.

Example 3: The final index value of one underlying index is greater than its initial index value while the final index value of the other underlying index is less than its initial index value by more than the buffer amount.

Final index value	Financials Select Sector Index: 202.71 EURO STOXX® Banks Index: 94.94

Index return	Financials Select Sector Index: (202.71 – 311.86)/ 311.86 = -35% EURO STOXX® Banks Index: (95.94 – 63.96)/ 63.96 = 50%
Index performance factor of the Financials Select Sector Index:	202.71/ 311.86 = 65%
Payment at maturity	($10 × worst performing index performance factor) + $1.50 amount)
=	($10 × 65%) + $1.50
=	$8.00 per Buffered PLUS

In example 3, the final index value of the Financials Select Sector Index is less than its initial index value by more than the buffer amount while the final index value of the EURO STOXX® Banks Index is greater than its initial index value.  Since the index return of the Financials Select Sector Index is less than the index return of the EURO STOXX® Banks Index, the Financials Select Sector Index is the worst performing underlying index and the investors will not participate in the appreciation of EURO STOXX® Banks Index from its initial index value to its final index value. Since the index performance factor of the Financials Select Sector Index is 65%, at maturity investors receive $8.00 per Buffered PLUS.

Example 4: The final index value of each underlying index is less than its initial index value by more than the buffer amount.

Final index value	Financials Select Sector Index: 155.93 EURO STOXX® Banks Index: 41.57

Index return	Financials Select Sector Index: (155.93 – 311.86)/ 311.86 = -50% EURO STOXX® Banks Index: (41.57 – 63.96)/ 63.96 = -35%
Index performance factor of the Financials Select Sector Index:	155.93/311.86 = 50%
Payment at maturity	($10 × worst performing index performance factor) + $1.50
=	($10 × 50%) + $1.50
=	$6.50 per Buffered PLUS

In example 4, the final index value of each of the Financials Select Sector Index and the EURO STOXX® Banks Index is less than its initial index value by more than the buffer amount.  Since the index return of the Financials Select Sector Index is less than the index return of the EURO STOXX® Banks Index, the Financials Select Sector Index is the worst performing underlying index. Since the index performance factor of the Financials Select Sector Index is 50%, at maturity investors receive $6.50 per Buffered PLUS.

If the final index value of any underlying index is less than its initial index value by more than the buffer amount, you will receive less than the $10 principal amount, subject to the minimum payment at maturity of $1.50 per Buffered PLUS.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

various hypothetical index closing values of the worst performing underlying index on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value of any underlying index on any day throughout the life of the PLUS, including the final index value of the worst performing underlying index on the valuation date, cannot be predicted. The underlying indexes have been highly volatile in the past — meaning that their index closing values have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indexes and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	130.00%
Buffer amount	15.00%
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the applicable underlying index publisher calculates its underlying index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indexes over the life of your PLUS, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying indexes during recent periods, see “The Underlying Indexes — Historical Index Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying indexes between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values of the worst performing underlying index and are expressed as percentages of its initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value of the worst performing underlying index, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final index value of the worst performing underlying index and the assumptions noted above.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	165.000%
125.000%	132.500%
110.000%	113.000%
105.000%	106.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
75.000%	90.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final index value of the worst performing underlying index were determined to be 25.000% of its initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be 40.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value of the worst performing underlying index were determined to be zero, you would lose 85.00% of your investment in the PLUS.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the PLUS do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final index values or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing values of the underlying indexes and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered PLUS will depend on the actual final index values determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS on the stated maturity date may be very different from the information reflected in the examples above.

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,671. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS on the stated maturity date will be based on the performances of the Financials Select Sector Index and the EURO STOXX® Banks Index as measured from their initial index values to their index closing values on the valuation date. If the final index value of any underlying index has declined from its initial index value by more than the buffer amount of 15.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the index value of the worst performing underlying index beyond the buffer amount, subject to the minimum payment amount at maturity of $1.50.Thus, you may lose a substantial portion of your investment.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performances of the underlying indexes, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The applicable underlying index publisher calculates the value of its underlying index by reference to the prices of such underlying index’s underlying index stocks, without taking account of the value of dividends paid on those underlying index stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those underlying index stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “— Investing in the PLUS is Not Equivalent to

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Indexes at Any Time Other than the Valuation Date

The final index value of each underlying index will be based on its index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value of any underlying index dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop. Although the actual index closing values of the underlying indexes on the stated maturity date or at other times during the life of your PLUS may be higher than the final index values of the underlying indexes, you will not benefit from the index closing values of the underlying indexes at any time other than on the valuation date.

The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index

The payment at maturity will be based on the worst performing underlying index without regard to the performance of any other underlying index. As a result, you could lose some or a significant portion of your initial investment if the worst performing index performance factor is negative, even if there is an increase in the value of any other underlying index. This could be the case even if any other underlying index increased by an amount greater than the decrease in the worst performing underlying index.

Because the PLUS Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Sustaining a Substantial Loss on Your Investment Than If the PLUS Were Linked to Just One Underlying Index

The risk that you will suffer a substantial loss on your investment is greater if you invest in the PLUS as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indexes, it is more likely that an underlying index will close below 85.00% of its initial index value on the valuation date than if the PLUS were linked to only one underlying index. Therefore, it is more likely that you will suffer a substantial loss on your investment.

You Are Exposed to the Market Risk of Each Underlying Index

Your return on the PLUS is contingent upon the performance of each individual underlying index. Therefore, you will be exposed equally to the risks related to each underlying index. Poor performance by any of the underlying indexes over the term of the PLUS may negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying index. Accordingly, your investment is subject to the full market risk of each underlying index.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•	•the value of the underlying indexes;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying indexes;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing values of the underlying indexes;

•	interest rates and yield rates in the market;
•	the time remaining until your PLUS mature; and

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•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying indexes based on their historical performance. The actual performance of an underlying index over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Values of the Underlying Indexes Change, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performances of the underlying indexes. Changes in the values of the underlying indexes may not result in a comparable change in the market value of your PLUS. Even if the values of the underlying indexes increase above their initial index values during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Other Investors May Not Have the Same Interests as You

Other investors in the PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as PLUS holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your PLUS, the underlying index stocks or other similar securities, which may adversely impact the market for or value of your PLUS.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indexes or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indexes or the underlying index stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the values of the underlying indexes or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying indexes — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying indexes or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indexes or the Underlying Index Stocks Comprising the Underlying Indexes Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of an underlying index publisher concerning the calculation of the value of its underlying index, additions, deletions or substitutions of underlying index stocks comprising such underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of such underlying index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the applicable underlying index publisher changes these policies, for example, by

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

changing the manner in which it calculates its underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of such underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing values of the underlying indexes on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing index value of each underlying index on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 8,671.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying indexes and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

The Financials Select Sector Index Was Reconstituted in September 2016 and No Longer Provides Exposure to the Real Estate Sector

Effective as of the close of business on September 16, 2016, the Financials Select Sector Index was reconstituted to eliminate the stocks of companies involved in the real estate industry (other than mortgage real estate investment trusts) (“real estate stocks”). Consequently, the Financials Select Sector Index is less diversified than it was before this reconstitution. For more information, please see “The Financials Select Sector Index Is Concentrated in the Financial Sector and Does Not Provide Diversified Exposure” below.

The Financials Select Sector Index is Concentrated in the Financial Sector and Does Not Provide Diversified Exposure

The Financials Select Sector Index is not diversified. The Financials Select Sector Index’s constituents are concentrated in the Financials sector, which means that the Financials Select Sector Index is more likely to be more adversely affected by any negative performance of the Financials sector than an index that has more diversified holdings across a number of sectors. Companies in the Financials sector can be affected by, among other things, business cycle fluctuations, competition, government regulation, a

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GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

change in interest rates, and a change in a company’s credit rating. In addition, effective on September 16, 2016, the Financials Select Sector Index was reconstituted to eliminate real estate stocks, which reduced the diversification of the Financials Select Sector Index. It is possible that the real estate stocks eliminated from the Financials Select Sector Index will perform better than the reconstituted Financials Select Sector Index, in which case the performance of your notes will be less than if the Financials Select Sector Index had not been reconstituted.

The Financials Select Sector Index May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the Financials Select Sector Index is comprised of 66 stocks as of August 21, 2020, just 3 stocks – Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co. and Bank of America Corp—account for 33.103% of the weight of the Financials Select Sector Index. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the Financials Select Sector Index even if none of the other stocks comprising the Financials Select Sector Index are affected by such events. Because of the weighting of the constituents of the Financials Select Sector Index, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an index that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks included in such index.

Your PLUS Are Linked, In Part, to the EURO STOXX® Banks Index, Which Is Comprised of Underlying Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your PLUS Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your PLUS are linked, in part, to the EURO STOXX® Banks Index, whose underlying index stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your PLUS will not be adjusted for changes in the euro/U.S. dollar exchange rate. The amount payable will be based upon the overall change in the level of the EURO STOXX® Banks Index. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlying index stocks are listed that, in turn, may affect the level of the EURO STOXX® Banks Index.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

The value of your PLUS is linked, in part, to an underlying index (the EURO STOXX® Banks Index) that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to

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volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The Performance of the EURO STOXX® Banks Index Is Likely To Differ from the Performance of the STOXX® Europe 600 Index

Although the EURO STOXX® Banks Index consists of companies drawn from the universe of companies included in the STOXX® Europe 600 Index, the companies comprising the EURO STOXX® Banks Index represent only the Banks supersector, as further described below. As a result, the performance of the EURO STOXX® Banks Index is likely to differ from the performance of the STOXX® Europe 600 Index because the composition and weighting of the EURO STOXX® Banks Index differs markedly from the composition and weighting of the STOXX® Europe 600 Index. As a result, the return on the PLUS will not be the same as a debt security with a payment at maturity based on the performance of the STOXX® Europe 600 Index.

The EURO STOXX® Banks Index Is Concentrated in the Banks Supersector

All of the underlying stocks of the EURO STOXX® Banks Index are issued by companies that were assigned by the STOXX Limited to the Banks supersector, as defined by the Industry Classification Benchmark. Because the value of the PLUS is based, in part, on the performance of the EURO STOXX® Banks Index, an investment in these PLUS will be concentrated in the Banks supersector. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries. As a result, the value of the PLUS may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the banking industry than a different investment linked to securities of a more broadly diversified group of companies.

The EURO STOXX® Banks Index May Be Disproportionately Affected By the Performance of a Small Number of Stocks

The EURO STOXX® Banks Index was comprised of only 22 stocks as of August 21, 2020. In addition, as of the same date, over 69.87% of the weight of the index was attributed to just seven stocks — BNP Paribas SA, Intesa Sanpaola SpA, Banco Santander, S.A., ING Groep NV, Unicredit SpA, Banco Bilbao Vizcaya Argentaria SA, and Deutsche Bang AG. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the EURO STOXX® Banks Index even if none of the other constituent stocks of the EURO STOXX® Banks Index are affected by such events. Because of the weighting of the constituents of the EURO STOXX® Banks Index, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an index that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of such index.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

The Tax Consequences of an Investment in Your PLUS Are Uncertain

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion of income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS, that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences–United States Holders – Possible Changes in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating your PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your PLUS in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

The Underlying Indexes

Financials Select Sector Index

The Financials Select Sector Index (Bloomberg symbol, “IXM Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Financials sector. The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Financials Select Sector Index and the S&P 500® Index is available on the following websites: us.spindices.com/indices/equity/financial-select-sector-index and us.spindices.com/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the index from the S&P website without independent verification.

S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

Previously, the index included companies in the Banks, Diversified Financials, Real Estate and Insurance industry groups. However, effective after the close of business on August 31, 2016, the Real Estate industry group within the Financials sector was elevated to a separate sector, and the Real Estate industry group, with the exception of the Mortgage REIT industry which remained in the Financials sector, was no longer included in the Financials sector. In order to implement this change to the GICS® Financial sector, effective after the close of business on September 16, 2016, all companies no longer included in the GICS® Financial sector were dropped from the index.

As of August 21, 2020, the top ten constituents of the index and their relative weight in the index were as follows: Berkshire Hathaway Inc. Class B (14.92%), JPMorgan Chase & Co. (10.97%), Bank of America Corp (7.22%), Citigroup Inc. (3.80%), BlackRock Inc. (3.33%), Wells Fargo & Company (3.26%), S&P Global Inc. (3.23%), American Express Company (2.35%), The Goldman Sachs Group, Inc. (2.32%) and CME Group Inc. (2.31%).

Constituents with Weights Equal to or in Excess of 5% of the Index as of August 21, 2020

Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co. and Bank of America Corporation are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these underlier stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced underlier stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Berkshire Hathaway Inc. Class B, JPMorgan Chase & Co. and Bank of America Corporation, from January 1, 2015 through August 28, 2020.   We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

August 2020

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According to publicly available information, Berkshire Hathaway Inc., is a holding company, whose principal operations are insurance business. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14905.

Historical Performance of Berkshire Hathaway Inc. Class B

According to publicly available information, JPMorgan Chase & Co. is a financial services firm. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-05805.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Historical Performance of JPMorgan Chase & Co.

According to publicly available information, Bank of America Corporation is a bank holding company and a financial holding company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06523.

Historical Performance of Bank of America Corporation

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

S&P rebalances the index quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a weight greater than 24%, S&P caps that company’s float-adjusted market capitalization weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to ensure that no stock exceeds 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.5%. S&P then redistributes the excess weight proportionally to all stocks with weights below 4.5% and the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If, on the third to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being the opening of the last business day of the month. This secondary rebalancing will use the closing prices as of the third to last business day of March, June, September or December, and membership, shares outstanding and IWFs as of the rebalancing effective date.

Except for the rebalancing process described above, the underlier is calculated and maintained on the same basis as the S&P 500® Index, which is described below.

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the S&P 500® Index.  The S&P 500® Index is calculated, maintained and published by S&P.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 50% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the S&P 500® Index. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described

August 2020

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more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the S&P 500® Index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

at least US $150 million, and

at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

be underwritten.

have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.

have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

August 2020

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IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make

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an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the S&P 500® Index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment

August 2020

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Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P 500® Index without involving the index committee.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P 500® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P 500® Index following specified guidelines. In the event that the S&P 500® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the S&P 500® Index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

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To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The Financials Select Sector Index and the S&P 500® Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Financials Select Sector Index or the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the Financials Select Sector Index and the S&P 500® Index is the licensing of these indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Financials Select Sector Index and the S&P 500® Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the Financials Select Sector Index or the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Financials Select Sector Index or the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

August 2020

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EURO STOXX® Banks Index

The EURO STOXX® Banks Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first published on June 15, 1998 based on an initial index value of 100 at December 31, 1991; and
•	was created and is sponsored and maintained by STOXX Limited.

The index is a free float capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The level of the index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time.  Additional information regarding the index and the STOXX® Europe 600 Index may be obtained from the STOXX Limited website: stoxx.com.  We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of the index at any time.

Each stock in the STOXX® Europe 600 Index is assigned to one of 19 supersectors, as defined by the Industry Classification Benchmark (“ICB”), based on sources of primary revenue. Only those constituents of the STOXX® Europe 600 Index that are assigned to the Banks supersector and are from the 11 Eurozone countries listed above are included in the index. Supersector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexs with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indexs.

As of August 21, 2020, the index was comprised of the stocks of 22 companies. The top ten constituent stocks of the index as of August 25, 2020, by weight, are: BNP Paribas SA (15.83%), Intesa Sanpaolo SpA (12.71%), Banco Santander, S.A. (11.79%), ING Groep NV (9.97%), Unicredit SpA (7.06%), Banco Bilbao Vizcaya Argentaria SA (6.28%), Deutsche Bank AG (6.25%), KBC Groep NV (4.76%), Societe Generale SA (4.40%), and Credit Agricole SA (4.11%). Constituent weights may be found at stoxx.com/document/Bookmarks/CurrentFactsheets/SX7GT.pdf and are updated periodically.

As of August 21, 2020, the 8 countries which comprise the index represent the following weights in the index: Austria (3.79%), Belgium (4.76%), France (25.19%), Germany (8.03%), Ireland (0.66%), Italy (23.64%), the Netherlands (11.39%) and Spain (22.54%). Country weightings may be found at stoxx.com/document/Bookmarks/CurrentFactsheets/SX7GT.pdf and are updated periodically.

Except for the additional requirements for inclusion in the index described above, the EURO STOXX® Banks Index is calculated and maintained on the same basis as the STOXX® Europe 600 Index, which is described under “The STOXX® Europe 600 Index” below.

Index Stocks With Weights Equal to or in Excess of 5% of the EURO STOXX® Banks Index as of August 21, 2020

Companies Registered Under the Exchange Act. Banco Santander, S.A., ING Groep NV and Banco Bilbao Vizcaya Argentaria SA are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. In addition, information filed by the applicable index stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.

Companies Not Registered Under the Exchange Act. Information regarding BNP Paribas SA, Intesa Sanpaolo SpA, Unicredit SpA and Deutsche Bank AG can be found on their respective company websites. There is generally less publicly available information about such companies than about companies that are subject to the reporting requirements of the U.S. Securities and Exchange

August 2020

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Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Historical Closing Prices and Other Information. The graphs below show the daily historical closing prices (in Euros, the currency in which the index is calculated) of BNP Paribas SA, Intesa Sanpaolo SpA, Banco Santander, S.A., ING Groep NV, Unicredit SpA, Banco Bilbao Vizcaya Argentaria SA and Deutsche Bank AG, the constituent stocks comprising at least 5% of the index, from January 1, 2015 through August 28, 2020. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.

According to its publicly available documents, BNP Paribas SA is a France-based company that provides banking and financial services. Information regarding BNP Paribas SA can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Historical Performance of BNP Paribas SA

According to its publicly available documents, Intesa Sanpaolo S.p.A. is a banking company. Information regarding Intesa Sanpaolo S.p.A. can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Historical Performance of Intesa Sanpaolo S.p.A.

According to publicly available information, Banco Santander, S.A. is a commercial and wholesale bank. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-34476.

Historical Performance of Banco Santander, S.A.

August 2020

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According to publicly available information, ING Groep NV is a financial institution offering retail and wholesale banking services. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-14642.

Historical Performance of ING Groep NV

According to its publicly available documents, UniCredit S.p.A, formerly Unicredito Italiano S.p.A., is a banking and financial services company. Information regarding Intesa UniCredit S.p.A can be found on the company’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Historical Performance of UniCredit S.p.A

According to publicly available information, Banco Bilbao Vizcaya Argentaria SA is a financial services group engaged in retail banking, asset management and wholesale banking. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-10110.

August 2020

GS Finance Corp. Buffered PLUS Based on the Value of the Worst-Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023 Principal at Risk Securities

Historical Performance of Banco Bilbao Vizcaya Argentaria SA

According to publicly available information, Deutsche Bank AG is a financial institution that consists of a corporate bank, investment bank, private bank and asset management. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing SEC file number 001-15242.

Historical Performance of Deutsche Bank AG

August 2020

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The STOXX® Europe 600 Index

The STOXX® Europe 600 Index is a free float capitalization-weighted index of 600 stocks, created by STOXX Limited, the index sponsor. The STOXX® Europe 600 Index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 17 European countries (Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom) and contains a fixed number of 600 components with a weighting cap of 20%. The STOXX® Europe 600 Index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the STOXX® Europe 600 Index is disseminated on the STOXX Limited website. We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the STOXX® Europe 600 Index and may discontinue publication of the STOXX® Europe 600 Index at any time.

Component Selection

The composition of the STOXX® Europe 600 Index is reviewed by STOXX Limited quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the STOXX® Europe 600 Index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the 17 countries listed above (based on the country of incorporation, the primary listing and the country with the largest trading volume).

The selection list for the STOXX® Europe 600 Index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the STOXX® Europe 600 Index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.

At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the STOXX® Europe 600 Index. The remaining 50 stocks for the STOXX® Europe 600 Index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.

Ongoing Maintenance

The component stocks of the STOXX® Europe 600 Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the STOXX® Europe 600 Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Any component stocks that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceeds will be deleted from the STOXX® Europe 600 Index. A deleted stock is replaced by the highest-ranked non-component on the selection list in the STOXX Europe Total Market Index to maintain the fixed number of stocks in the STOXX® Europe 600 Index.

In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition to the STOXX® Europe 600 Index if it is equal to or above 550 on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

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Additions and deletions in connection with a quarterly review are announced on the first trading day of the review implementation month.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the STOXX® Europe 600 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. These changes are announced five trading days before they are implemented. Certain extraordinary adjustments to the factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the STOXX® Europe 600 Index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares). In addition, the weight of each component in the STOXX® Europe 600 Index is capped at 20% of the STOXX® Europe 600 Index’s total free float market capitalization.

STOXX® Europe 600 Index Calculation

STOXX Limited calculates the STOXX® Europe 600 Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the STOXX® Europe 600 Index. The formula for calculating the STOXX® Europe 600 Index value can be expressed as follows:

Free Float Market Capitalization of the STOXX® Europe 600 Index
STOXX® Europe 600 Index =	Divisor

The “free float market capitalization of the STOXX® Europe 600 Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the STOXX® Europe 600 Index is being calculated. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock. If an index stock trades in a currency other than Euros, its stock price is converted into Euros using the midpoint between the latest real-time bid and ask prices for that currency. The closing index level is calculated by converting non-Euro stock prices to Euros using fixed foreign exchange rates (WM fixed exchange rates).

In case the investability and tradability of the STOXX® Europe 600 Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•	application of expert judgment for index component pricing data,
•	adjustment of operational procedures,
•	postponement of index adjustments,
•	adjustment of selection lists,
•	change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•	adjustment of index compositions.

STOXX® Europe 600 Index Divisor

The STOXX® Europe 600 Index is calculated using a divisor that helps to maintain the continuity of the STOXX® Europe 600 Index’s value so that corporate actions do not artificially increase or decrease the level of the STOXX® Europe 600 Index. The divisor is calculated by starting with the previous divisor in effect for the STOXX® Europe 600 Index (which we call the “original divisor value”) and multiplying it by a

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fraction, the numerator of which is the previous free float market capitalization of the STOXX® Europe 600 Index, plus or minus the difference between the closing market capitalization of the STOXX® Europe 600 Index and the adjusted closing market capitalization of the STOXX® Europe 600 Index, and the denominator of which is the previous free float market capitalization of the STOXX® Europe 600 Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the STOXX® Europe 600 Index to maintain the continuity of the index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all STOXX® Europe 600 Index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1)Special cash dividend:

Adjusted price = closing price – dividend announced by the company * (1 - withholding tax if applicable)

Divisor: decreases

(2)Split and reverse split:

Adjusted price = closing price * A / B

New number of shares = old number of shares * B / A

Divisor: no change

(3)Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B / A > 20) are treated as follows:

STOXX will announce the deletion of the company from the STOXX® Europe 600 Index following the standard rules for STOXX® Europe 600 Index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the STOXX® Europe 600 Index again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days' notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B / A > 2) are treated as follows:

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•	The rights issue shares are included into the STOXX® Europe 600 Index with a theoretical price on the ex-date;
•	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
•	The rights issue shares will have the same parameters as the parent company;
•	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
•	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4)Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(5)Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•	A separated share line with a fixed price
•	Ordinary shares that are self-tendered on the same ex-date

Adjusted close = close - close * B / (A + B)

Divisor: decreases

(7)Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A

Divisor: decreases

(8)Return of capital and share consolidation:

Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(9)Repurchase of shares / self-tender:

Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(10)Spin-off:

Adjusted price = (closing price * A – price of spun-off shares * B) / A

Divisor: decreases

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(11)Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and

If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)]

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

(12)	Addition/deletion of a company

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(13)Free float and shares changes

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

•License Agreement between STOXX Limited and Goldman Sachs

•

•STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX® Banks Index and the related trademarks for use in connection with the notes.

•

•STOXX and its Licensors do not:

•

•	Sponsor, endorse, sell or promote the notes.
•	Recommend that any person invest in the notes or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•	Have any responsibility or liability for the administration, management or marketing of the notes.

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•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX® Banks Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•     STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•     The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX® Banks Index and the data included in the EURO STOXX® Banks Index;

•     The accuracy or completeness of the EURO STOXX® Banks Index and its data;

•     The merchantability and the fitness for a particular purpose or use of the EURO STOXX® Banks Index and its data;

•     STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX® Banks Index or its data;

•     Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

Historical Index Closing Values

The index closing values of the underlying indexes have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying indexes have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value of any underlying index during any period shown below is not an indication that such underlying index is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values of an underlying index as an indication of the future performance of that underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of an underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date, or that you will not lose some or a significant portion of your investment.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indexes. Before investing in the offered PLUS, you should consult publicly available information to determine the relevant index closing values between the date of this pricing supplement and the date of your purchase of the offered PLUS and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying indexes. The actual performance of each underlying index over the life of the offered PLUS, as well as the payment at maturity may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of each underlying index for each of the four calendar quarters in 2015, 2016, 2017, 2018 and 2019 and the first three calendar quarters of 2020 (through August 28, 2020). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

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Historical Quarterly High, Low and Period End Index Closing Values of the Financials Select Sector Index

	High	Low	Period End
2015
Quarter ended March 31	247.14	229.79	240.87
Quarter ended June 30	251.82	240.43	243.83
Quarter ended September 30	255.29	221.83	226.32
Quarter ended December 31	247.32	226.50	238.48
2016
Quarter ended March 31	238.48	196.34	225.12
Quarter ended June 30	237.72	214.68	228.59
Quarter ended September 30	245.02	223.92	237.80
Quarter ended December 31	291.66	236.79	286.51
2017
Quarter ended March 31	309.79	282.95	292.48
Quarter ended June 30	303.78	281.95	303.61
Quarter ended September 30	318.05	293.19	318.05
Quarter ended December 31	346.58	320.42	343.89
2018
Quarter ended March 31	371.58	330.33	339.142
Quarter ended June 30	347.86	324.63	327.00
Quarter ended September 30	355.27	325.69	339.62
Quarter ended December 31	346.72	274.62	293.46
2019
Quarter ended March 31	331.39	288.89	316.65
Quarter ended June 30	345.06	319.21	340.17
Quarter ended September 30	352.89	319.34	345.08
Quarter ended December 31	379.95	329.46	379.07
2020
Quarter ended March 31	382.63	217.59	256.49
Quarter ended June 30	327.83	241.18	285.74
Quarter ending September 30 (through August 28, 2020)	311.86	279.35	311.86

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Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX® Banks Index

	High	Low	Period End
2015
Quarter ended March 31	158.53	124.29	157.65
Quarter ended June 30	161.70	148.38	149.91
Quarter ended September 30	161.45	128.04	131.34
Quarter ended December 31	141.12	123.03	127.87
2016
Quarter ended March 31	125.04	89.65	101.38
Quarter ended June 30	111.28	79.03	83.25
Quarter ended September 30	99.11	78.37	92.54
Quarter ended December 31	120.34	91.84	117.67
2017
Quarter ended March 31	127.52	111.98	127.52
Quarter ended June 30	139.87	118.94	131.16
Quarter ended September 30	139.91	127.83	138.38
Quarter ended December 31	137.82	129.98	130.48
2018
Quarter ended March 31	143.05	123.72	125.69
Quarter ended June 30	131.97	109.41	110.45
Quarter ended September 30	116.73	104.16	106.55
Quarter ended December 31	106.08	84.80	87.04
2019
Quarter ended March 31	98.51	86.61	93.25
Quarter ended June 30	103.60	85.57	88.14
Quarter ended September 30	92.04	77.45	87.70
Quarter ended December 31	98.75	82.9	96.71
2020
Quarter ended March 31	102.00	50.65	54.34
Quarter ended June 30	70.45	48.74	62.82
Quarter ending September 30 (through August 28, 2020)	67.24	58.67	63.96

The graphs below show the daily historical index closing values of each underlying index from January 1, 2015 through August 28, 2020. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. . We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification.

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Historical Performance of the Financials Select Sector Index

Hypothetical and Historical Index Closing Values of the Financials Select Index

The graph below shows the daily hypothetical and historical closing levels of the Financials Select Sector Index from January 1, 2015 through August 28, 2020. We obtained the index closing values of the Financials Select Sector Index in the graph below from Bloomberg Financial Services, without independent verification.  In the graph, historical index closing values after the Financials Select Sector Index was reconstituted as of the close of business on September 16, 2016 can be found to the right of the vertical solid line marker.

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Historical Performance of the EURO STOXX® Banks Index

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of each PLUS for U.S. federal income tax purposes that will be required under the terms of each PLUS, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a PLUS as a hedge or that is hedged against interest rate risks;
•	a person that owns a PLUS as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your PLUS is uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the PLUS, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your PLUS as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a PLUS and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your PLUS for

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all tax purposes as pre-paid derivative contracts in respect of the underlying indexes. Except as otherwise stated below, the discussion herein assumes that your PLUS will be so treated.

Upon the sale, exchange or maturity of your PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your PLUS. Your tax basis in the PLUS will generally be equal to the amount that you paid for the PLUS. If you hold your PLUS for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your PLUS for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the PLUS is uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your PLUS should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than described above is more appropriate.  For example, the Internal Revenue Service could treat your PLUS as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the PLUS and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your PLUS – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your PLUS prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your PLUS would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your PLUS, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a PLUS at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your PLUS could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your PLUS in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered PLUS, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is

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possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each PLUS for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a PLUS issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your PLUS.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your PLUS.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of a PLUS and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a PLUS.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your PLUS at maturity and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your PLUS should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your PLUS at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization of each PLUS by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the PLUS to become

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subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of a PLUS should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to your PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indexes during the term of the PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules.

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Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 8,671. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 8,671.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC with respect to the Financials Select Sector Index and STOXX Limited with respect to the EURO STOXX® Banks Index
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination Date” on page S-28 of the accompanying general terms supplement no. 8,671
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement no. 8,671
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 8,671
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-29 of the accompanying general terms supplement no. 8,671
Index business day:

(i) with respect to the Financials Select Sector Index, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-28 of the accompanying general terms supplement no. 8,671, and (ii) with respect to the EURO STOXX® Banks Index, a day on which the EURO STOXX® Banks Index, is calculated and published by its underlying index publisher

FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-33 of the accompanying general terms supplement no. 8,671
ERISA:	As described under “Employee Retirement Income Security Act” on page S-34 of the accompanying general terms supplement no. 8,671

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Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-35 of the accompanying general terms supplement no. 8,671 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth

Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on September 3, 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

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About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    General terms supplement no. 8,671 dated July 1, 2020

●    Prospectus supplement dated July 1, 2020

●    Prospectus dated July 1, 2020

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,671 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,671 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing value”, “index closing value” or “ETF closing price”, as applicable.

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Validity of the PLUS and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., such PLUS have been authenticated by the trustee pursuant to the indenture, and such PLUS have been delivered against payment as contemplated herein, (a) such PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such PLUS will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 1, 2020, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 1, 2020.

August 2020

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$3,113,000

GS Finance Corp.

Buffered PLUS Based on the Value of the Worst Performing of the Financials Select Sector Index and the EURO STOXX® Banks Index due March 3, 2023

Principal at Risk Securities

Goldman Sachs & Co. LLC